UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Athira Pharma, Inc.

(Name of Registrant as Specified In Its Charter)

Richard A. Kayne

Richard and Suzanne Kayne Living Trust U/T/D 01/14/1999

Kayne Family Partnership, L.P. Kayne 2010 Children’s Trust F/B/O Jennifer L. Kayne-Ehrlich

Kayne 2010 Children’s Trust F/B/O Maggie B. Kayne

Kayne 2010 Children’s Trust F/B/O Saree M. Kayne

KA-Sabes Investments, LLC

KA-Sabes Investments II, LLC

Tanner K. Ehrlich George W. Bickerstaff, III

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This filing contains a press release issued on March 30, 2022 by Richard A. Kayne.

RIC KAYNE AND AFFILIATES CONFIRM NOMINATION OF TWO HIGHLY

QUALIFIED CANDIDATES FOR ELECTION TO ATHIRA PHARMA’S

BOARD OF DIRECTORS

Director Nominees Are Ric Kayne, ~4.8% Athira Shareholder, and George Bickerstaff,

Former CFO of Novartis Pharma AG

Sends Open Letter to Shareholders Highlighting Urgent Need for Change Following Board’s

Hasty Decision to Force the Resignation of Co-Founder & Former CEO Without Adequate Succession Plan

Details Rushed Appointment of CEO Dr. Mark Litton, Who Lacks Relevant Experience to

Oversee Pivotal Clinical Trials, Falsified His Credentials and Has Overseen Significant Destruction of Shareholder Value

Believes New Management and Shareholder Centric Directors Are Required to Provide

Proper Oversight of ATH-1017 Clinical Trials to Maximize Likelihood of Achieving Successful Outcome

NEW YORK, March 30, 2022 — Richard A. (Ric) Kayne, who together with his affiliates beneficially owns approximately 4.8% of the outstanding shares of common stock of Athira Pharma, Inc. (NASDAQ: ATHA) (“Athira” or the “Company”), today confirmed that he has nominated himself and George W. Bickerstaff, III, the former Chief Financial Officer of Novartis Pharma AG, for election to Athira’s Board of Directors (the “Board”) at the upcoming 2022 Annual Meeting of Shareholders.

Mr. Kayne issued the following open letter to shareholders:

March 30, 2022

Dear Fellow Shareholders:

I began investing in Athira over six years ago based on my strong conviction that ATH-1017 has extraordinary potential with a solid scientific foundation, and that former President and Chief Executive Officer, Dr. Leen Kawas, was the right person to develop this product. Today, I am one of the Company’s largest shareholders. While I steadfastly maintain my belief in the remarkable promise for ATH-1017, I have lost confidence in the current management team and the Board. I believe that current management—led by President and Chief Executive Officer Dr. Mark Litton—lacks the experience needed to provide proper oversight of, and strategy regarding, the clinical trials for ATH-1017. The next 18 months are critical for ATH-1017 and for Athira. Without the right leadership and oversight in place, the risk of failure and resulting loss of shareholder value is high.

Athira’s Urgent Need For New Leadership

Simply put, Dr. Litton is not the right CEO for Athira, and I believe the Board erred in hastily replacing Dr. Kawas. Considering that Dr. Litton has little to no operational, clinical trial or scientific experience, having spent substantially all of his career in business development roles, I question the Board’s decision-making in appointing him CEO and increasing his base salary by 19%. The time may eventually come when Athira requires a high-quality individual to lead its efforts to commercialize and, potentially, monetize its drug candidates, but that time is not now and that individual is not Dr. Litton. Prior to Athira, the only operating role on Dr. Litton’s resume is a short stint as the President and Chief Operating Officer at Alpine Immune Sciences, Inc. Tellingly, Dr. Litton joined Alpine Immune Sciences in August 2018 and by April 2019—a mere eight months later—he was terminated and replaced with an individual with a deep research, development and scientific background.

It is unfathomable to me that Athira’s Board forced the resignation of Dr. Kawas, a highly respected biotech entrepreneur who oversaw the development of ATH-1017 and Athira’s highly successful capital-raising activities and IPO, and replaced her with an unqualified, unproven executive with no clinical trial expertise, all without even conducting a proper search process for a permanent CEO during the four-month investigation that it purportedly undertook regarding Dr. Kawas. For full transparency, as I publicly announced recently, Dr. Kawas and I launched Propel Bio Partners, a global equity investment firm focused on helping entrepreneurial life science companies advance groundbreaking technologies and therapies that improve human health.

The Board seems to have concluded that it was in the best interest of shareholders to not conduct a formal CEO search and appoint an individual without the requisite credentials or experience to oversee the pivotal clinical trials and lead the balance of the management team. This poor decision-making has also resulted in other management departures, including at least one individual that played a pivotal role in designing and overseeing the ATH-1017 trials and ensuring that clinical milestones were met. We, as the owners of the Company, must question the Board’s approach and lack of succession plan, particularly given its months’ long investigation of Dr. Kawas. What’s more, notwithstanding a lack of credentials and a nearly 25% drop in the stock price since Dr. Litton assumed day-to-day management responsibility in June 2021, at the beginning of this year, the Board approved another increase to Dr. Litton’s base salary, and also provided him with an increased bonus opportunity and an unwarranted and enhanced golden parachute in the event of a change of control of the Company.

To make matters worse, some of the academic credentials claimed by Dr. Litton in Athira’s SEC filings and website were false. Specifically, until just days ago, Dr. Litton claimed to have received a Bachelor of Science degree in Biochemistry from the University of California, Santa Cruz. His LinkedIn profile claimed that he had a Bachelor of Applied Science (not a Bachelor of Science) degree in Biochemistry. These were both inaccurate, as he has a Bachelor of Arts degree—in fact, at the time of his graduation, the University of California, Santa Cruz did not even offer a Bachelor of Science degree for Dr. Litton’s major. When I learned of this information, I immediately notified the Board in writing and requested that they launch an investigation and take appropriate remedial action.

The Board ignored my request for almost two weeks and, finally, on March 25, 2022, responded with a one-line letter stating only that “Dr. Litton has the full support of Athira’s board of directors.” All shareholders should be dismayed at the Board’s lack of engagement or substantive response on a matter that goes to the integrity of the individual leading our company, as I am. In the interim, Athira and Dr. Litton have quietly corrected his academic background on the Company’s website, his LinkedIn profile and the preliminary proxy filed late last week, with no further explanation. What did the Board do to satisfy itself as to the reason for these misstatements or that Dr. Litton was truthful to the other schools he attended? As you may recall, in 2012, Yahoo!’s CEO was terminated for a similar offense. If the Board saw fit to investigate non-professional claims that occurred nearly a decade ago, there is no viable reason why the Board should not have vetted the current professional claims—which involve inaccurate SEC filings—associated with any incoming CEO given the circumstances. I therefore again call on the Board to conduct a thorough investigation into this matter and inform all shareholders of its findings.

My concerns about a lack of relevant experience with regard to Dr. Litton apply equally to the Board. Athira’s Board Chairwoman has limited to no drug development, scientific or biotechnology experience. In fact, before I initiated my active engagement with the Company, a majority of the Board lacked any such experience, yet Board members are being paid handsomely, with at least one director earning almost $450,000 last year for her service. It has only been in response to my active dialogue that the Board finally decided to act and add individuals that possess the type of background one would expect for a clinical stage biotech company. These are certainly steps in the right direction, but the stakes are too high and Board refreshment should be far from over. Most of the independent members of the Board also lack any meaningful stock ownership of Athira beyond the stock grants made in exchange for Board service. This lack of experience and owner mentality is directly correlated to the Board’s poor decision-making regarding Dr. Litton and puts our investment in Athira at serious risk.

Significant Erosion of Shareholder Value

Athira’s stock was trading at $18.24 at the close of the market on June 17, 2021, immediately prior to the Company’s announcement that Dr. Litton would assume day-to-day management responsibilities. As we sit here today, the stock is at $13.51, a loss of nearly $180 million in shareholder value, or over 25% of the market capitalization of the Company, while the NASDAQ Biotechnology Index lost only 15.3% during this time. It is only since I began my active engagement at the Company that its stock price began to rise. On February 25, 2022, the day I submitted my nomination notice, the stock was trading at $9.30 per share, representing a decline of more than 49% since Dr. Litton assumed day-to-day management control. This compares to a 20% loss for the NASDAQ Biotechnology Index over this same period.

Given the promise of ATH-1017, it should be deeply concerning to all shareholders that the market ascribes so little value to the Company’s prospects and that it is trading for barely the value of the cash on its balance sheet. I attribute our current position and the significant destruction of shareholder value to the general lack of confidence in Dr. Litton’s leadership, given his inexperience, lack of credentials, and inability to credibly convey the Athira story and promise to investors and Wall Street analysts alike.

Poor Corporate Governance

Athira is a poster child for poor corporate governance. It has a staggered Board, does not have a majority voting policy, and shareholders cannot act by written consent or call a special meeting. Although I appreciate that the Company is newly public, these Board and management entrenchment tools do not even have sunset provisions. ISS has recognized these significant governance shortcomings, having recommended that shareholders withhold support from two of the three directors up for election at last year’s annual meeting. Of course, given the lack of a majority voting policy, the impact of withholding our votes does not even require directors to resign, which is a universal requirement at companies with good governance.

Most of the independent directors, including the Board Chairwoman, have no “skin in the game” beyond the director grants they received. These directors therefore do not have an owner mentality, and this is reflected in their poor decision-making. The skill set of the Board has been significantly lacking, with a Chairwoman with no biotech, clinical trial or scientific experience. Until recently, a majority of the Board was similarly situated and lacked the necessary skill set to provide oversight of a clinical stage biotechnology company like Athira. The Board has recently added individuals with biotech experience—however, these additions occurred only after I started raising serious questions about the qualifications and experience of Board members. Adding me and George Bickerstaff will help the Board restore credibility and refocus on what really matters: attracting the best management team and giving ATH-1017 the best chance of success.

* * * * *

I have been in the asset management business for over 48 years and have partnered with hundreds of management teams to create billions of dollars in value for investors. I am not an activist investor and have no agenda other than to ensure that Athira is put in the best position for success, which will have a huge positive impact on families suffering from Alzheimer’s disease and create significant shareholder value. However, given my strong belief in ATH-1017 and its potential, I cannot sit idle and allow this inexperienced Board and management team to destroy the value of the Company. Additional shareholder representation on the Board at this time is in the best interests of all shareholders. I have provided not only my capital but also my personal commitment, through my proposed Board service, to help facilitate the success of Athira.

As one of Athira’s largest shareholders, I remain hopeful that we can avoid a protracted, expensive and distracting proxy contest. As I have expressed to the Board on several occasions, I remain open to a constructive settlement that addresses the issues I have cited, including changes to the Board composition and Company leadership. At one point earlier this month, the Board seemed to understand and support this approach, having offered me a seat on the Board on March 16, 2022. However, that offer was then quickly rescinded with little explanation as to why.

I continue to remain open to resolution and look forward to settling these matters in a constructive manner for the good of Athira and all shareholders.

Sincerely,

Richard A. (Ric) Kayne

The biographies of the director nominees are below.

Richard A. Kayne

Mr. Kayne currently serves as Co-Chairman of Kayne Anderson Capital Advisors, L.P., an investment firm with over $34 billion in assets under management, which Mr. Kayne founded in 1984. Mr. Kayne also currently serves as a Principal of Propel Bio Partners, LP, a private equity fund focused on investments in life sciences businesses. Mr. Kayne previously founded Kayne Anderson Rudnick, an investment management firm, in 1984, and oversaw its growth to over $10 billion in assets under management and its sale in 2001 to the Phoenix Companies. Mr. Kayne was a Principal at Cantor Fitzgerald, L.P. from 1974 to 1984. Mr. Kayne’s non-profit activities include serving as a Trustee, and previously as Chairman, of the investment committee of the University of California, Los Angeles (UCLA) Foundation and serving as a Trustee, and previously as Co-Chairman, of the investment committee of the Jewish Community Foundation of Los Angeles.

Mr. Kayne received a Bachelor of Science degree in statistics from Stanford University in 1966 and a Master of Business Administration degree from the University of California, Los Angeles in 1968.

George W. Bickerstaff, III

George W. Bickerstaff, III currently serves as a Managing Director of M.M. Dillon & Co., LLC, an investment banking firm, which he joined in 2005. Prior to joining M.M. Dillon & Co., LLC, Mr. Bickerstaff held various positions with Novartis International AG, a global leader in pharmaceuticals and consumer health, including Chief Financial Officer of Novartis Pharma AG from October 2000 to May 2005. From December 1999 to September 2000, Mr. Bickerstaff served as Executive Vice President and Chief Financial Officer of Workscape, Inc., a provider of employee-related information services. From July 1998 to December 1999, Mr. Bickerstaff served as Executive Vice President and Chief Financial Officer of Uniscribe Professional Services, Inc., a nationwide provider of paper and technology-based document management solutions. From January 1998 to June 1998, Mr. Bickerstaff served as Executive Vice President and Chief Financial Officer of Intellisource Group, Inc., a provider of information technology solutions to the federal, state and local governments and utility markets. From July 1997 to December 1997, Mr. Bickerstaff served as Vice President of Finance of Cognizant Corporation, a global business information services company. From January 1990 to June 1997, Mr. Bickerstaff served in various senior finance roles, including Chief Financial Officer of IMS Healthcare, a global business information services company in the healthcare and pharmaceutical industries. Prior to that, Mr. Bickerstaff held various finance, audit and engineering positions with the Dun & Bradstreet Corporation from 1985 to 1989 and General Electric Company from 1978 to 1985. Mr. Bickerstaff currently serves as Chairman of the board of directors of Innoviva, Inc. and as Chair of the Audit Committee, and has served as a member of Innoviva’s board since December 2017. Mr. Bickerstaff also currently serves on the board of directors of CareDx, Inc. Mr. Bickerstaff previously served on the board of directors of Axovant Sciences Ltd, Inovio Pharmaceuticals, Inc., Cardax, Inc., and ARIAD Pharmaceuticals, Inc., until it was acquired by Takeda Pharmaceutical Company Limited in February 2017. Mr. Bickerstaff’s non-profit activities include serving on the board of directors of Global Oncology, the International Vaccine Institute, the International Centre for Missing and Exploited Children and the Center for Disease Dynamics, Economics & Policy.

Mr. Bickerstaff received a Bachelor of Science degree in engineering and a Bachelor of Arts degree in business administration from Rutgers University in 1978.

* * * * *

Willkie Farr & Gallagher LLP is acting as legal counsel to Mr. Kayne and Harkins Kovler, LLC is acting as proxy solicitor.

IMPORTANT INFORMATION

Richard A. Kayne, together with the other Kayne Entities (as defined below) and the other participant referred to below intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2022 annual meeting of the stockholders of Athira Pharma, Inc., a Delaware corporation (“Athira” or the “Company”).

THE KAYNE ENTITIES STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are expected to be Richard A. Kayne, certain family trusts and investment vehicles or trustees or managers thereof (collectively with Mr. Kayne, the “Kayne Entities”), as well as George W. Bickerstaff, III, a nominee for director of the Company. As of the date hereof, Mr. Kayne and the other participants in the solicitation (other than Mr. Bickerstaff) may be deemed to beneficially own, in the aggregate, 1,795,024 shares of common stock, $0.0001 par value per share, of the Company (the “Common Stock”), including 200 shares of Common Stock that are held of record by Mr. Kayne and 100,000 shares of Common Stock underlying 1,000 call options as described below, representing approximately 4.77% of the outstanding shares of Common Stock based on 37,624,058 shares of Common Stock being outstanding as reported by the Company in its Preliminary Proxy Statement on Schedule 14A filed with the SEC on March 25, 2022. Mr. Kayne and the other participants in the solicitation (other than Mr. Bickerstaff), are long 1,000 call options, short 3,000 call options, and short 2,000 put options, which were applicable are included in the beneficial ownership calculations set forth above. As of the date hereof, Mr. Bickerstaff does not beneficially own any shares of Common Stock. Mr. Bickerstaff has an interest in being nominated and elected as a director of the Company, including pursuant to an agreement between Mr. Bickerstaff and Mr. Kayne. Pursuant to the terms and conditions of such agreement, among other things, Mr. Bickerstaff has received a cash payment from Mr. Kayne equal to $50,000 in consideration for his agreement to serve as a nominee in the proxy solicitation by Mr. Kayne and the other participants, and will be entitled to an additional cash payment from Mr. Kayne equal to $50,000 following the public release of Mr. Bickerstaff’s name in a preliminary or definitive proxy statement filed by Mr. Kayne and/or the Kayne Entities in connection with the Company’s 2022 annual meeting of stockholders. Additional information regarding the participants in the solicitation, including the beneficial ownership of each participant in the solicitation, are set forth in the proxy statement that the participants intend to or have filed with the SEC.

OTHER IMPORTANT DISCLOSURE INFORMATION

FORWARD-LOOKING STATEMENTS:

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth herein include, among other things, the factors identified in Athira’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and we are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media Contacts:

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

(212) 257-4170